Exhibit 23.2

Consent of Independent Auditors

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Saks Incorporated of our report dated March 14, 2003, except for Note 3, as to which the date is March 31, 2003, relating to the financial statements, which appears in the Saks Incorporated 2002 Annual Report to Shareholders, which is incorporated in its Annual Report on Form 10-K for the year ended February 1, 2003. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/    PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

Birmingham, Alabama

April 6, 2004